Exhibit 21.1
List of the Subsidiaries and Affiliated Entities of TAL Education Group

Name	Jurisdiction of Incorporation	Affiliate Relationship with The Registrant
Subsidiaries:
Beijing Huanqiu Zhikang Shidai Education Consulting Co., Ltd.	PRC	Wholly-owned subsidiary
Beijing Yidu Huida Education Technology Co., Ltd.	PRC	Wholly-owned subsidiary
TAL Education Technology (Beijing) Co., Ltd.	PRC	Wholly-owned subsidiary
Xueersi International Education Group Limited	Hong Kong	Wholly-owned subsidiary

Affiliated Entities:
Beijing Xueersi Education Technology Co., Ltd.	PRC	Affiliated entity
Beijing Xueersi Network Technology Co., Ltd.	PRC	Affiliated entity
Beijing Dongcheng District Xueersi Training School	PRC	Affiliated entity
Beijing Haidian District Xueersi Training School	PRC	Affiliated entity
Beijing Haidian Lejiale Training School	PRC	Affiliated entity
Beijing Xicheng District Xueersi Training School	PRC	Affiliated entity
Beijing Zhikang Culture Distribution Co., Ltd.	PRC	Affiliated entity
Guangzhou Xueersi Education Technology Co., Ltd.	PRC	Affiliated entity
Hubei Jianli Hafu English Training School	PRC	Affiliated entity
Hubei Qianjiang Xiaohafu English Training School	PRC	Affiliated entity
Shanghai Changning District Xueersi-Lejiale School	PRC	Affiliated entity
Shanghai Lehai Science and Technology Information Co., Ltd.	PRC	Affiliated entity
Shanghai Minhang District Lejiale School	PRC	Affiliated entity
Shanghai Xueersi Education Information Consulting Co., Ltd.	PRC	Affiliated entity
Shenzhen Xueersi Education Technology Co., Ltd.	PRC	Affiliated entity
Tianjin Hexi District Xueersi Training School	PRC	Affiliated entity
Tianjin Xueersi Education Information Consulting Co., Ltd.	PRC	Affiliated entity
Wuhan Jianghanqu Xiaoxinxing English Training School	PRC	Affiliated entity